Exhibit 4.8

DLZ Consulting, LLC. 1320 South Dixie Highway, Suite 1275 Coral Gables, FL 33146 Tel: 305-788-8335 Attn: David Filler	INVOICE INVOICE NO: CC 2007-1 DATE: March 12, 2007

To: Cobalis 2445 McCabe Way Irvine, CA 92614 ATTN: Chas Radovich	Ship To:

SALESPERSON	P.O. NUMBER	DATE SHIPPED	SHIPPED VIA	F.O.B. POINT	TERMS
Described Below

QUANTITY	DESCRIPTION	UNIT PRICE	AMOUNT
	Consulting Services Balance Due for period July 2005 through March 2007 Note: All services provided were for litigation management, strategic planning & general business operations for the company.		$189,945
SUBTOTAL DATE Shipping & Handling			$189,945
TOTAL DUE			$189,945

If you have any questions concerning this invoice, please contact David Filler at (305) 788-8335.

THANK YOU FOR YOUR BUSINESS!

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